SCHEDULE A

VALUED ADVISERS TRUST
PORTFOLIOS AND CLASSES THEREOF
As amended on December 9, 2010
PORTFOLIO/CLASSES
Golub Group Equity Fund
TEAM Asset Strategy Fund
LS Opportunity Fund
Geier Strategic Total Return Fund
Cloud Capital Strategic Large Cap Fund
Cloud Capital Strategic Small Cap Fund
Cloud Capital Conservative Long/Short Fund
Angel Oak Multi-Strategy Income Fund